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                                                                 EXHIBIT 10.1(B)

                AMENDMENT TO THE CENTRAL PARKING CORPORATION 1995
        INCENTIVE AND NOT QUALIFIED STOCK OPTION PLAN FOR KEY PERSONNEL

         The Central Parking Corporation 1995 Incentive and Nonqualified Stock Option Plan (the "Plan") is hereby amended by deleting Section 3 of the plan in its entirety and replacing such section with the following:

                  3. STOCK SUBJECT TO THE PLAN. There will be reserved for issuance under the Plan and under the Corporation's 1995 Restricted Stock Plan an aggregate of 3,817,500 shares of Common Stock, which will be authorized and unissued Common Stock. If an Option expires or terminates for any reason without being exercised in full, the shares subject thereto which have not been purchased will again be available for the purposes of the Plan. The number of shares as to which Options may be granted under the Plan will be proportionately adjusted, to the nearest whole share, in the event of any stock dividend, stock split, reorganization, merger, consolidation, share combination or similar recapitalization involving the Common Stock or any spin-off, spin-out or other significant distribution of assets of stockholders for which the corporation receives no consideration. In the event that there is an insufficient number of authorized shares of Common Stock available to allow exercise of the Options on the date of any grant hereunder, such Options will not be exercisable until there are sufficient shares of Common Stock authorized for issuance.